Exhibit (p)(12)

Code of Ethics

Purpose and Scope

The Company and its Supervised Persons have a fiduciary duty to the Company’s Clients. That fiduciary duty requires that the Company implement and enforce certain standards of conduct that are applicable to all of its Supervised Persons in order to protect the confidentiality of material non-public information held by the Company and to govern such employees’ personal securities trading activities. To that end, and in accordance with Rule 204A-1 under the Advisers Act, the Company has adopted this code of ethics (this “Code of Ethics”).

Each Supervised Person must carefully read this Code of Ethics. Each Supervised Person must sign, date, and return the Certificate of Compliance for this Code of Ethics and Insider Trading Policy, attached hereto as EXHIBIT E, to the Chief Compliance Officer to indicate that the Supervised Person has read this Code of Ethics and Insider Trading Policy. Each Supervised Person must keep this copy of this Code of Ethics for reference.

Definitions

“Access Person” means any Supervised Person, including any officer, director, employee, or principal of the Company who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. For purposes of this Code of Ethics, the term “Access Persons” shall also include all directors, officers and principals of the Company and any other person so designated by the Chief Compliance Officer.

“Beneficial Ownership” means an interest in a Security for which an Access Person or any member of the Access Person’s immediate family (i.e., anyone residing in the same household or to whom the Access Person of other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of this Code of Ethics, the term “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

“Certificate of Compliance for the Code of Ethics” means a certificate of compliance substantially in the form attached hereto as EXHIBIT E.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

“Initial and Annual Securities Holdings Report” means a report substantially in the form attached hereto as EXHIBIT G.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Personal Securities Transactions” means any transaction in which an Access Person or his or her immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interest.

“Quarterly Securities Transaction Report” means a report substantially in the form attached hereto as EXHIBIT H.

“Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by registered open-end investment companies (other than that are affiliated with the Company); or (v) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are affiliated with the Company).

“Security” means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire Securities and convertible instruments, as well as commodity futures contracts, Securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private offering.

“Trading Request Form” means a request form substantially in the form attached hereto as EXHIBIT F.

Persons Covered by this Code of Ethics

This Code of Ethics is applicable to all Access Persons/Supervised Persons.

Statement of General Principles

One of the primary goals of this Code of Ethics is to identify and resolve conflicts of interest to the benefit of the Company’s Clients. Accordingly, the Company acknowledges the general principles that Access Persons:

owe a fiduciary obligation to all Clients;

have the duty at all times to place the interests of all Clients first and foremost;

must refrain from taking inappropriate advantage of one’s position with the Company;

must conduct their Personal Securities Transactions in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;

must avoid actions or activities that allow (or appear to allow) them or their immediate families to benefit from their position with the Company, at the expense of the Company’s Clients, or that bring into question his or her independence or judgment.

must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with this Code of Ethics, and should not take any action in connection with Personal Securities Transactions that could cause even the appearance of unfairness or impropriety, relative to the Company’s Clients. Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer, and should be resolved in favor of Client interests.

Finally, this Code of Ethics requires Access Persons, among other things, to: (i) have all Personal Securities Transactions involving Reportable Securities pre-approved (other than those permitted as set forth below in the section entitled De Minimus Transaction Exemption); (ii) report all their Personal Securities Transactions involving Reportable Securities to the Chief Compliance Officer periodically; and (iii) certify their compliance with this Code of Ethics on at least an annual basis.

Personal Securities Transactions and Prohibited Transactions

Approved Transactions Only

Unless otherwise specifically permitted by this Code of Ethics, an Access Person may only effect a Personal Securities Transaction in a Reportable Security, including Limited Offerings and investments in Initial Public Offerings, if such Personal Securities Transaction has been pre-approved by the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre-Approval. Note that transactions in Exchange-Traded Funds do not require pre-approval; however, they are reportable as provided for under Reporting Requirements below.

The Chief Compliance Officer will examine the impact of any proposed Personal Securities Transaction involving Reportable Securities in light of the provisions of this Code of Ethics and the facts and circumstances surrounding the proposed transaction. In the event that an Access Person effects an unapproved or otherwise prohibited Personal Securities Transaction, such Access Person may be required, at the discretion of the Chief Compliance Officer, to close out his or her position in the Security and to disgorge any profit from the transaction. Such activity may subject the Access Person to additional reprimand, up to and including termination of such Access Person’s employment.

Procedures for Pre-Approval

Generally, the Chief Compliance Officer’s prior written approval is required for each Personal Securities Transaction involving Reportable Securities. The Chief Compliance Officer requires prior written approval for his own Personal Securities Transactions involving Reportable Securities from the Company’s Managing Member. A written Trading Request Form, substantially in the form attached hereto as EXHIBIT F, setting forth the details of the transaction should be used to obtain such approval. The Chief Compliance Officer shall promptly notify the Access Person of approval or denial of clearance for such transaction by indicating such action on the Trading Request Form and returning it to the Access Person. Pre-approval must be obtained in writing prior to the execution of the proposed Personal Securities Transaction, and, unless otherwise provided in the written approval thereof, is valid for only 24 hours after such Personal Securities Transaction has been approved. The Chief Compliance Officer will maintain a written record of any proposed Personal Securities Transaction to be effected on behalf or for the benefit of himself or herself.

Factors Considered in Pre-Approval of Personal Securities Transactions involving Reportable Securities

Generally, the factors described below should be considered in determining whether to approve a proposed Personal Securities Transaction involving Reportable Securities. However, if warranted by the nature of the Personal Securities Transaction, the Chief Compliance Officer has the authority to approve a Personal Securities Transaction on any other basis. A narrative explanation of the rationale may (but is not required to) be included on the Trading Request Form. The factors to generally be considered are: (i) whether any Client has a pending “buy” or “sell” order in that Security or has completed a recent purchase or sale of that Security; (ii) whether the amount or nature of the Personal Securities Transaction or person effecting the transaction is likely to affect the price of or market for the Security; and (iii) whether the Personal Securities Transaction would create the appearance of impropriety, regardless of whether an actual conflict exists.

Prohibitions and Restrictions Applicable to All Access Persons

Prohibition Against Fraud, Deceit and Manipulation

No Access Person shall, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a or for a Client:

employ any device, scheme or artifice to defraud any Client or prospective Client;

make any untrue statement of a material fact or omit to disclose to a Client or prospective Client any material fact that, in light of the circumstances under which they are made, could be construed as being misleading;

engage in any act, practice or course of business which would operate as a fraud or deceit upon any Client or prospective Client; or

engage in any manipulative practice with respect to any Client or prospective Client.

Client Priority

Access Persons must give priority on all investments to the Company’s Clients prior to the execution of transactions for any: (i) personal account of such Access Person or for which such Access Person maintains Beneficial Ownership; (ii) Securities account maintained for any person that is not a Client of the Company in which such Access Person exercises control or provides investment advice; and (iii) proprietary Securities account maintained for the Company or its employees, as applicable. Accordingly, trading for such accounts must be conducted so as not to conflict with the interests of any Client of the Company. Whether a specific transaction or other action falls into this category will vary based on the relevant facts and circumstances of each transaction or other action. However, an inherent conflict of interest exists in each of the following situations, each of which is prohibited by this Code of Ethics:

contemporaneously purchasing the same Securities for a Client account and an account of an Access Person;

knowingly purchasing or selling Securities, directly or indirectly, in such a way as to cause an adverse effect on the value of a Client’s account;

using knowledge of Securities transactions by a Client to profit personally, directly or indirectly, by the market effect of such transactions; and

giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client, except to the extent necessary to effectuate such transactions.

The Company’s Clients must always receive the best price (or the same price), in relation to Access Persons, on same day transactions.

Restricted List

It is the Access Person’s responsibility to determine whether a Security is on the Company’s restricted list prior to the execution of any Personal Securities Transactions (see the Company’s Policy regarding Material Nonpublic Information).

Limits on Gifts and Entertainment

Discretion should be used in accepting gifts and entertainment, including invitations for dinners, golf outings, sporting events, theater, etc. No Access Person may accept any gift, favor, gratuity, or preferential treatment except those valued at less than $500 from any person or entity that:

does business with or on behalf of the Company;

is or may appear to be connected with any present or future business dealings between the Company and that person or organization; or

may create or appear to create a conflict of interest.

Discretion also should be used in giving gifts. No Access Person should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient. Any gift, favor or gratuity that is valued at more than $500 per person must be pre-cleared with the Chief Compliance Officer before the gift, favor or gratuity is given.

No Access Person may provide or accept entertainment except those valued at less than $500 per person per annum from or to any person or entity that:

does business with or on behalf of the Company;

is or may appear to be connected with any present or future business dealings between the Company and that person or organization; or

may create or appear to create a conflict of interest.

For purposes of this policy, the following are not deemed to be gifts but rather entertainment:

(i)	the payment of normal business meals during which actual business matters are discussed and the business counterparty paying for the business meal is present; and

(ii)	the payment of tickets to sporting or entertainment events and the business counterparty paying for such ticket is present at such event.

The Chief Compliance Officer will maintain records relating to all gifts accepted or given by Electron’s Access Persons, as well as any entertainment received or provided by Electron’s Access Persons. If the Chief Compliance Officer identifies circumstances where an employee’s receipt of gifts or entertainment becomes so frequent or extensive so as to raise any question of propriety, the Chief Compliance Officer will review the facts of the situation and may rely upon the advice of outside compliance consultants and/or outside legal counsel. Gifts from third parties that are received by the Company in general, and not any one individual, are excluded from this policy unless deemed excessive by the Chief Compliance Officer (in which case the Chief Compliance Officer may opt to reject the gift).

Outside Business Activities

Access Persons are expected to devote his or her full time and attention to the affairs of Electron. Access Persons are prohibited from being employed by, rendering services to, or receiving payments in consideration for services from, any other entity or person, or from providing investment related services to any other person or entity, while such Access Person is employed by Electron without the prior approval of the Chief Compliance Officer. Examples of outside business activities include serving on the board of directors of any business organization, charities, and non-profit organizations/clubs or civic/trade associations.

Requests for pre-approval of Outside Business Activities should be submitted to the Chief Compliance Officer by filling out the pre-clearance form located in EXHIBIT R.

All Access Persons are also required to disclose any outside business activities promptly after their hire date and on an annual basis thereafter by completing and returning the Annual Outside Business Activities Disclosure Form located in EXHIBIT S.

Reporting Requirements

Access Persons must comply with the reporting requirements set forth below.

Initial Securities Holdings Report

Within 10 days of the date an employee of the Company first becomes an Access Person, such employee must submit a report to the Chief Compliance Officer listing all Securities and Securities accounts in which he or she has a direct or indirect Beneficial Ownership. Thereafter, Access Persons must notify the Chief Compliance Officer and receive authorization before opening any new Securities accounts.

Annual Securities Holdings Report

Within 30 days after the end of each calendar year, each Access Person shall submit a report to the Chief Compliance Officer listing all Securities and Securities accounts in which such Access Person has a direct or indirect Beneficial Ownership, as of December 31st of such year.

Form of Initial and Annual Securities Holdings Report

Each Initial and Annual Securities Holdings Report required to be delivered by this Code of Ethics, shall be substantially in the form attached hereto as EXHIBIT G.

Quarterly Securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the Chief Compliance Officer listing information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter. Each Quarterly Securities Transaction Report required to be delivered by this Code of Ethics shall be substantially in the form attached hereto as EXHIBIT H.

If an Access Person had no reportable transactions or did not open any new Securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

Trade Confirmations and All Brokerage Statements

All Access Persons must have copies of all monthly (or other) statements as well as all trade confirmations relating to Personal Securities Transactions in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the Chief Compliance Officer. This requirement does not apply to accounts that are part of an investment program that already provides the Chief Compliance Officer electronic confirmations and statements.

Transactions That May Be Excluded from Quarterly Securities Transaction Reports

Access Persons are not required to report the following Reportable Securities or Personal Securities Transactions involving Reportable Securities on their Quarterly Securities Transaction Reports:

purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control;

purchases the Access Person has made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations (e.g., an automatic payroll deduction plan, etc.);

purchases of Securities issued by the Company;

purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as the Access Person acquired these rights from the issuer, and sales of such rights;

purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account to a bona fide margin call.

An Access Person may include a statement in his or her report that the report shall not be construed as an admission that such Access Person has any direct or indirect Beneficial Ownership in the Securities included in the report. Except as otherwise provided herein, all Personal Securities Transactions reports and any other information filed under this Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information, etc.)

Enforcement of this Code of Ethics

Chief Compliance Officer’s Duties and Responsibilities

The Chief Compliance Officer shall be primarily responsible for administering and enforcing the provisions of this Code of Ethics. The Chief Compliance Officer shall:

maintain a current list of all Access Persons;

supervise, implement and enforce the terms of this Code of Ethics;

(a) provide each Access Person with a current copy of this Code of Ethics and any amendments thereto, (b) notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code of Ethics and Insider Trading Policy;

maintain a list of all Securities which the Company recommends, holds, or is purchasing or selling, or intends to recommend purchase or sell on behalf of its Clients;

determine whether any particular Personal Securities Transactions should be exempted pursuant to the provisions this Code of Ethics;

maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or to participate in any investigation concerning violations of applicable law;

review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics: (a) for each new Access Person, to determine if any conflict of interest or other violation of this Code of Ethics results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of this Code of Ethics has occurred;

review on a quarterly basis all Securities reported on the Quarterly Securities Transaction Reports required to be provided by each Access Person pursuant to this Code of Ethics for such calendar quarter to determine whether a Code of Ethics violation may have occurred;

review any other statements, records and reports required by this Code of Ethics; and

review on a periodic basis and update as necessary, this Code of Ethics.

Violations of this Code of Ethics

If the Chief Compliance Officer determines that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action. The Chief Compliance Officer shall monitor his own Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy.

If the Chief Compliance Officer finds that an Access Person has violated this Code of Ethics, the Chief Compliance Officer will impose upon such Access Person sanctions that the Chief Compliance Officer deems appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person (other than a principal) may include written warning, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper.

All violations of this Code of Ethics must be immediately reported to the Chief Compliance Officer.

Recordkeeping

The Company will maintain records (which shall be available for examination by the SEC staff) in accordance with the Company’s Recordkeeping policies and procedures, and specifically shall maintain:

a copy of this Code of Ethics and any other preceding code of ethics that, at any time within the past five years, has been in effect in an easily accessible place;

a record of any Code of Ethics violation and of any sanctions imposed for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place;

a copy of each report made by an Access Person under this Code of Ethics for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

a record of all persons who are, or within the past five years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least five years after the end of the fiscal year in which the report was submitted, the first two years in an easily accessible place; and

a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities acquired in an Initial Public Offering or Limited Offering, for a period of at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside the Company.